Exhibit 10.25

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2019, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Chairman and Chief Executive Officer	$1,125,000
Kevin S. Blair	President and Chief Operating Officer	695,250
Andrew J. Gregory, Jr.	Executive Vice President and Chief Financial Officer	475,000
Kevin J. Howard	Executive Vice President and Chief Wholesale Banking Officer	463,500
Mark G. Holladay	Executive Vice President and Chief Risk Officer	409,902
Robert W. Derrick	Executive Vice President and Chief Credit Officer	329,600